SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to '240.14a-12


                       TELAXIS COMMUNICATIONS CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11.

         1)    Title of each class of securities to which  transaction  applies:
               N/A

         2)    Aggregate number of securities to which transaction applies: N/A

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

         4)    Proposed maximum aggregate value of transaction: N/A

         5)    Total fee paid: N/A

[ ]      Fee paid previously with preliminary materials.

[ ]      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)    Amount Previously Paid:  N/A
         2)    Form, Schedule or Registration Statement No.: N/A
         3)    Filing Party:  N/A
         4)    Date Filed:  N/A

                       TELAXIS COMMUNICATIONS CORPORATION



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 2001


Dear Stockholder:

           You  are   cordially   invited  to  attend  the  annual   meeting  of
stockholders of Telaxis Communications Corporation ("Telaxis") to be held on May 16, 2001, at 10:00 a.m., at The Lord Jeffery Inn in Amherst, Massachusetts.

           At this meeting, you will be asked to vote upon the following matters:

           1. To elect one Class II director to the board of directors to hold office until the annual meeting of stockholders in 2004; and

           2. To transact such other business as may properly come before the meeting and at any adjournment of the meeting.

           Stockholders of record at the close of business on March 19, 2001 will be entitled to vote at this meeting and at any adjournment of the meeting.

           Please mark, sign, date and return the enclosed form of proxy as promptly as possible to assure your representation at the meeting. If you attend the meeting, you may vote in person even if you have returned a proxy.

                                              By Order of the Board of Directors




                                              /s/ David L. Renauld
                                              ---------------------------
April 12, 2001                                David L. Renauld , Clerk

                       TELAXIS COMMUNICATIONS CORPORATION
                            20 INDUSTRIAL DRIVE EAST
                      SOUTH DEERFIELD, MASSACHUSETTS 01373


                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

           We are furnishing this proxy statement to our stockholders in connection with the solicitation by our board of directors of proxies for use at the annual meeting of stockholders to be held on Wednesday, May 16, 2001 at 10:00 a.m. at The Lord Jeffery Inn in Amherst, Massachusetts, and any adjournment thereof. A copy of our 2000 Annual Report to Stockholders is being mailed with this proxy statement to each stockholder entitled to vote at the meeting. This proxy statement and accompanying proxy materials will first be mailed to all stockholders entitled to vote at the meeting on or about April 12, 2001.


Voting and Proxies

           The board of directors has fixed the close of business on March 19, 2001 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting. Accordingly, only holders of record of shares of our common stock at the close of business on that date will be entitled to notice of and to vote at the annual meeting and any adjournment thereof. At the close of business on March 19, 2001, 16,742,623 shares of our common stock were outstanding.

           Each holder of record of shares of our common stock on the record date is entitled to cast one vote per share, in person or by properly executed proxy, on any matter that may properly come before the annual meeting. The presence in person or by properly executed proxy of the holders of a majority of the shares of our common stock outstanding on the record date is necessary to constitute a quorum at the annual meeting. Directors will be elected at the annual meeting by a plurality of the votes cast by the stockholders entitled to vote at the election. With respect to the required vote on any particular matter, abstentions and votes withheld by nominee record holders who did not receive specific instructions from the beneficial owners of such shares will not be treated as votes cast although they will count toward the presence of a quorum. The failure of a broker to return a signed proxy card will result in the shares held of record by such broker not being counted towards the determination of a quorum.

Proxy Voting and Revocation

           All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld. Where a choice is specified as to a given proposal, the proxies will be voted in accordance with the specification. If no choice is specified, the persons named in the proxies intend to vote for the election of the nominee for director.

           The board of directors does not know of any matters, other than the matters described in this Proxy Statement, which are expected to be presented for consideration at the annual meeting. If any other matters are properly presented for consideration at the annual meeting, the persons named in the accompanying proxy will have discretion to vote on such matters in accordance with their best judgment.

           Stockholders who execute proxies may revoke them at any time before such proxies are voted by filing with our Clerk, at or before the annual meeting, a written notice of revocation bearing a later date than the proxy or by executing and delivering to our Clerk at or before the annual meeting later-dated proxies relating to the same shares. Attendance at the annual meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies our Clerk in writing at any time prior to the voting of the proxy.

Solicitations

           Proxies are being solicited by and on behalf of the board of directors. We will bear the entire cost of solicitation of proxies. In addition to solicitation by mail, our directors, officers, and regular employees (who will not be specifically engaged or compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy material to their clients who beneficially own shares of our common stock, and we will reimburse them for their expenses.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

           Under our By-laws, the board of directors consists of seven persons. The board is classified into three classes, as nearly equal in number as possible, whose terms of office expire at different times in annual succession.

           There is one Class II director whose term expires at the 2001 annual meeting of our stockholders: Ms. Carol B. Armitage. Ms. Armitage is a nominee for re-election as a Class II director. The other Class II director position is currently vacant.

           If the nominee is elected, there will be three directors (Albert E. Paladino, David A. Norbury, and John L. Youngblood) whose terms expire at the annual meeting of our stockholders in 2002, two directors (Allan M. Doyle, Jr. and Robert C. Fleming) whose terms expire at the annual meeting of our stockholders in 2003, and one director (Carol B. Armitage) whose term expires at the annual meeting of our stockholders in 2004.

           The members of each class are elected to serve a three-year term. It is intended that the persons named on the proxy card as proxies will vote shares of our common stock so authorized for the re-election of Ms. Armitage to the board of directors. The board of directors expects that the nominee will be available for election; but if she should become unavailable, it is intended that the proxy would be voted for a nominee or nominees who would be designated by the board of directors, unless the number of directors is reduced.

           Ms. Armitage will serve until the annual meeting of our stockholders in 2004 and until her successor is elected and qualified or her earlier death, resignation or removal. The nominee is currently a director of Telaxis, and the nominee has agreed to serve as a director if elected at the annual meeting.

           The board of directors recommends a vote FOR the election of the nominee described above.

           The biographical summary of the nominee for director of Telaxis, and the other directors of Telaxis, appear below under the heading "Board of Directors, Executive Officers and Key Employees."


                     BOARD OF DIRECTORS, EXECUTIVE OFFICERS
                                AND KEY EMPLOYEES

           Our directors, executive officers and key employees are as follows:

Name                                            Age     Position
----                                            ---     --------
Albert E. Paladino, Sc.D.......................  68     Chairman of the Board of Directors
Carol B. Armitage..............................  43     Director
Allan M. Doyle, Jr.............................  71     Director
Robert C. Fleming..............................  44     Director
David A. Norbury...............................  50     Director
John L. Youngblood, Ph.D.......................  60     President, Chief Executive Officer and Director
Ransom D. Reynolds.............................  58     Senior Vice President, Account Management
Dennis C. Stempel..............................  38     Vice President, Chief Financial Officer and Treasurer
David L. Renauld...............................  35     Vice President, Legal and Corporate Affairs, Secretary and Clerk
Kenneth R. Wood(1).............................  46     Vice President, Engineering
Donald W. Kuk(1)...............................  49     Vice President, Operations
Mervyn N. FitzGerald(1)........................  56     Vice President, Dallas Wireless Technology and Development Center

-----------------
(1)  Key employee

           Dr. Albert E. Paladino has been our Chairman of the Board since January 1992 and a director since March 1984. Since December 1998, he has been a private investor. He was a General Partner of Advanced Technology Ventures, a venture capital firm, from 1981 through 1998. He is a member of the board of directors of TranSwitch Corporation, a publicly-traded developer of semiconductor solutions for the communications markets, and RF Micro Devices, a publicly-traded manufacturer of radio frequency integrated circuit components. He is also Chairman of Onex Communications Corporation, a developer of semiconductor solutions for the emerging converged communications networks. His prior experience includes senior management positions with Raytheon Company, GTE Laboratories, the Congressional Office of

Technology Assessment and the National Institute of Standards and Technology. Dr. Paladino holds a B.S. and an M.S. in engineering from Alfred University and an Sc.D. in materials science from the Massachusetts Institute of Technology

           Carol B. Armitage has been a director since October 2000. Since January 1998, she has been a consultant to companies involved in broadband communications. From September 1995 to December 1997, she served in several senior management roles at General Instrument, which at the time was a supplier of broadband communications equipment for the cable television and satellite broadcast markets. Her last position there was as Senior Vice President, Technology and Strategy. From 1979 to September 1995, she held various engineering and management positions at Bell Laboratories, including Director in the wideband access division. Ms. Armitage holds a B.S. in electrical engineering from the University of Delaware and an M.S. in electrical engineering from Princeton University.

           Allan M. Doyle, Jr. has been a director since March 1984. From 1964 to May 1996, Mr. Doyle served as a member of the board of directors of Kollmorgen Corporation, which at the time was a publicly traded manufacturer of high-performance electro-optical and electronic motion control products. Before his retirement in 1990, he served as Vice Chairman of the board of directors of Kollmorgen, and before that he served as Chief Financial Officer. From 1990 to 1993, Mr. Doyle was an Associate Professor of Management at Union College. Mr. Doyle holds a B.A. in industrial administration from Union College and an M.B.A. from the Columbia University School of Business.

           Robert C. Fleming has been a director since November 1997. Since November 1995, he has been a General Partner of Prism Venture Partners, a venture capital firm he co-founded. From July 1993 to April 1995, he was a General Partner of Norwest Venture Capital, also a venture capital firm. Mr. Fleming is also a director of Eprise Corporation, a publicly traded company that sells content management software for webs sites and intranets. Mr. Fleming holds an A.B. in engineering from Dartmouth College and an M.B.A. from the Wharton School.

           David A. Norbury has been a director since September 1999. He has been President, Chief Executive Officer and a director of RF Micro Devices since September 1992. Mr. Norbury holds a B.S. in electrical engineering from the University of Michigan, an M.S. in electrical engineering from Stanford University and an M.B.A. from Santa Clara University.

           Dr. John L. Youngblood has been our Chief Executive Officer and a director since June 1992, and our President since March 1993. From August 1991 to June 1992, he was a management consultant. From May 1991 to August 1991, Dr. Youngblood served as Executive Vice President of IMO Industries, a manufacturer of analytical and optical instruments, electronic and mechanical controls, and power transmission products. From January 1985 to May 1991, he held various positions, including Chairman, Chief Executive Officer and President, at Kollmorgen Corporation, which at the time was a publicly traded manufacturer of high-performance electro-optical and electronic motion control products. He holds a B.S. in electrical engineering from the University of Texas at Arlington, and both an M.S. and a Ph.D. in electrical engineering from Oklahoma State University.

           Ransom D. Reynolds has been our Senior Vice President, Account Management since December 2000. From February 1995 to December 2000, Mr. Reynolds served as Senior Vice President, Business Development. From February 1993 to February 1995, Mr. Reynolds served as a Vice President of our company with general management responsibilities. From May 1987 to February 1993, Mr. Reynolds served as Director of the electro-optical division of Kollmorgen Corporation. He holds a B.S. in physics from Southwest Texas State University and an M.B.A. from the University of Houston.

           Dennis C. Stempel has been our Vice President, Chief Financial Officer and Treasurer since April 1999. From November 1998 to April 1999, Mr. Stempel served as our Director of Finance. From April 1996 to November 1998, he served as a controller at Pratt & Whitney, a division of United Technologies Corporation and a manufacturer of aircraft engines and space propulsion systems. From March 1993 to April 1996, he served as the Director of Finance for Anocoil Corporation, a manufacturer of lithographic printing plates. He worked for Coopers & Lybrand from 1989 to 1993, including serving as a certified public accountant from 1992 to 1993. Mr. Stempel holds a B.S. in accounting from the University of Massachusetts.

           David L. Renauld has been our Vice President, Legal and Corporate Affairs and Secretary since November 1999. He has been our Clerk since May 1999. From January 1997 to November 1999, he was an attorney with Mirick, O'Connell, DeMallie & Lougee, LLP, a law firm in Worcester, Massachusetts. From September 1991 to December 1996, he was an attorney with Richards, Layton & Finger, a law firm in Wilmington, Delaware. Mr. Renauld holds a B.A. in mathematics/arts from Siena College and a J.D. from Cornell University.

           Kenneth R. Wood has been our Vice President, Engineering since December 1997. From April 1990 to December 1997, he was our Senior Microwave Engineer and Program Manager. Mr. Wood holds a B.S. in electrical engineering from the University of Pretoria and an M.S. in microwaves from the University of London.

           Donald W. Kuk has been our Vice President, Operations since December 2000. From July 1994 to November 2000, Mr. Kuk served in a variety of managerial roles at General Electric, a diversified industrial corporation, with operations, manufacturing, and quality responsibilities. Most recently he was Executive Manager of Advanced Electronic Manufacturing Technology for General Electric at its Corporate R&D Center where he was responsible for the establishment and implementation of advanced business processes, tools and methods, and electronic manufacturing programs for General Electric's businesses and suppliers worldwide.

           Mervyn N. FitzGerald has been our Vice President, Dallas Wireless Technology and Design Center since December 2000. He was our Senior Vice President, Operations from September 1999 to December 2000. From September 1996 to September 1999, Mr. FitzGerald served as Vice President, Operations and Customer Service for the broadband wireless access division of Nortel Networks, a provider of communications products and services. From February 1995 to September 1996, he served as General Manager of AlliedSignal Canada, a

Canadian subsidiary of Allied Signal Inc., a diversified aerospace manufacturer. From February 1992 to February 1995, he served as Vice President, Operations for C-MAC Industries, a contract manufacturing company. Mr. FitzGerald holds a B.S. in applied nuclear and solid state physics from Polytechnic of the South Bank in London, England.

Board of Directors

           Our board of directors is divided into three classes, with one class of directors elected each year at the annual meeting of stockholders for a three-year term of office. Ms. Armitage serves in the class whose terms expire in 2001 and is being nominated for re-election. The other position in this class is currently vacant. Drs. Youngblood and Paladino and Mr. Norbury serve in the class whose terms expire in 2002. Messrs. Fleming and Doyle serve in the class whose terms expire in 2003. Our executive officers are elected annually by the directors and serve at the discretion of the directors. There are no family relationships among our directors and executive officers.

           The board of directors meets on a regularly scheduled basis and holds special meetings as required. The board met nine times during 2000. The board of directors has assigned certain responsibilities to the Audit Committee, the Compensation Committee, the Nominating Committee, and the Finance and Executive Committee. None of our incumbent directors attended fewer than 75% of the total meetings of the board and committee meetings on which such board member served in 2000 during the period he or she was a director.

           The members of the Audit Committee during 2000 were Mr. Doyle,  James
W. Fordyce (until his resignation from the board of directors on April 2, 2000), Mr. Fleming (from and after April 2000), and Dr. Paladino (from and after October 2000). The Audit Committee held six meetings during 2000. The Audit Committee reviews and evaluates our audit and control functions, reviews the results and scope of the audit and other services provided by our independent auditors, and makes recommendations to the board of directors regarding the selection of independent auditors, and performs such other duties as may from time to time be determined by the board of directors.

           The members of the Compensation Committee are Dr. Paladino, Mr. Doyle, Mr. Fleming, and Dr. Youngblood. The Compensation Committee held three formal meetings during 2000 and met informally in connection with several meetings of the board of directors in 2000. The Compensation Committee reviews the compensation and benefits of our executive officers and recommends stock option grants under our stock option plans, makes recommendations to the board of directors regarding compensation matters, and performs such other duties as may from time to time be determined by the board of directors.

           The members of the Finance and Executive Committee are Drs. Paladino and Youngblood and Mr. Fleming. The Finance and Executive Committee held six meetings during 2000. The Finance and Executive Committee maintains continuity between the board of directors and our executive officers, acts on behalf of the board of directors between meetings but refers any major decisions to the full board of directors, and performs such other duties as may from time to time be determined by the board of directors.

           The members of the Nominating Committee during 2000 were Dr. Paladino, Mr. Fleming, and Dr. Youngblood (from February 2000 through June
2000). The Nominating Committee held no formal meetings during 2000 but met informally in connection with several meetings of the board of directors. The Nominating Committee recommends candidates for membership on the board of directors based on committee-established guidelines, consults with the Chairman of the Board on committee assignments, considers candidates for the board of directors proposed by stockholders, and performs such other duties as may from time to time be determined by the board of directors.

           The Nominating Committee will consider a candidate for director proposed by a stockholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the board of directors. A stockholder wishing to propose a candidate for the Nominating Committee's consideration should forward the candidate's name and qualifications to our Clerk at 20 Industrial Drive East, South Deerfield, MA 01373. The Nominating Committee has full discretion in considering its nominations to the board of directors.


                                 AUDIT COMMITTEE

           Our board of directors has adopted and approved a formal written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A. The members of the Audit Committee are all "independent" as defined in the listing standards of the National Association of Securities Dealers relating to audit committees.

Audit Committee Report

           In connection with its function to oversee and monitor the financial reporting process of Telaxis, the Audit Committee has done the following:

           o reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2000 with our management;

           o   discussed  with   PricewaterhouseCoopers   LLP,  our  independent
               auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380); and

           o received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence.

           Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2000.

           In evaluating the independence of our auditors, the Audit Committee considered whether the services they provided to our firm beyond their audit and review of our financial statements was compatible with maintaining their independence. We also considered the amount of fees they received for audit and non-audit services.

                                 Audit Committee
                          Allan M. Doyle, Jr., Chairman
                               Albert E. Paladino
                                Robert C. Fleming


                             MATERIAL RELATIONSHIPS
                         AND RELATED PARTY TRANSACTIONS

           The following is a description of transactions since January 1, 2000 to which we have been a party and in which the amount involved exceeded $60,000 and any director, executive officer or security holder that we know owns more than five percent of our capital stock during 2000 had or will have a direct or indirect material interest.

           In September 2000, we entered into indemnification agreements with each of our directors and executive officers. These agreements contain provisions that are, in some respects, broader than the specific indemnification provisions contained in Massachusetts Business Corporation law and in our By-laws. In general, the indemnification agreements may require us:

           o to indemnify our directors and officers against liabilities that may arise due to their status or service as officers or directors, other than liabilities that may arise with respect to any matter as to which the person seeking indemnification is adjudicated not to have acted in good faith in the reasonable belief that their action was in the best interest of Telaxis; and

           o to advance their expenses incurred as a result of any proceeding against them as to which they may be entitled to indemnification.

           In addition, we currently maintain a policy for directors' and officers' insurance. At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification. We believe that the indemnification provisions in our By-laws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

           In December 2000, we revised the existing employment agreement with Dr. Youngblood and entered into employment agreements with Mssrs. Reynolds, Stempel and Renauld, all having substantially the same terms. See "Executive Compensation - Employment Agreements and Change-of-Control Provisions" below.

           In 2000, we paid Dr. Paladino a retainer of $60,000 for his services as chairman of the board of directors of our company. We also paid Dr. Paladino a bonus of $299 during 2000 in recognition of his active role as chairman of the board of directors of our company.

           In September 1999, we agreed to issue 112,500 shares of common stock to Mervyn N. FitzGerald, then our Senior Vice President, Operations, and currently our Vice President, Dallas Wireless Technology and Development Center, for a purchase price of $2.50 per share. In connection with this issuance of shares, we loaned Mr. FitzGerald the $281,250 purchase price. We also agreed to grant Mr. FitzGerald a cash bonus equal to the amount of Federal and state income taxes he is required to pay in connection with the stock grant and to grant him an additional cash bonus to include taxes payable with respect to the cash bonus. The interest rate on the loan is the applicable federal rate, and the loan must be repaid upon Mr. FitzGerald's sale of the shares. These shares vested 20% on the date of issuance and will vest as to an additional 20% on the next four anniversaries of the date of issuance. The unvested shares may be repurchased at a price of $2.50 per share upon Mr. FitzGerald's termination of employment. All unvested shares will immediately vest upon the occurrence of any of the following events:

           o   our merger or consolidation with another company

           o   the sale of substantially all of our assets to another company

           o the sale of more than 50% of our outstanding capital stock to an unrelated person or group

Our Policy on Interested Transactions

           We have adopted a policy whereby contracts and business arrangements with our officers, directors or stockholders, entities they own in whole or in part, or entities for whom they serve as officers, directors, trustees or members must be on an arm's-length basis and approved by the board of directors. Our articles of organization and by-laws require approval of the contract or transaction by a majority of the independent directors who have no interest in the contract or transaction.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                        AND OUR DIRECTORS AND MANAGEMENT

           The following table provides information regarding the beneficial ownership of our outstanding common stock as of March 19, 2001 by:

           o each person or group that we know owns more than 5% of the common stock,

           o   each of our directors,

           o   each of our named executive officers, and

           o   all of our directors and named executive officers as a group.

           Beneficial ownership is determined under rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock that we may issue upon the exercise of options or warrants currently exercisable or exercisable within 60 days of March 19, 2001 are deemed outstanding for computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for computing the percentage ownership of any other person. Except as we otherwise indicate, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power over the number of shares listed opposite their names. Unless we otherwise indicate, the address for each stockholder below is c/o Telaxis Communications Corporation, 20 Industrial Drive East, South Deerfield, Massachusetts 01373.

                                                     Shares Issuable      Number of Shares
                                                      pursuant to           Beneficially
                                                     Warrants and         Owned (Including
                                                 Options Exercisable      the Number of
                                                        within                 Shares
                                                       60 days of           shown in the     Percentage of Shares
Name of Beneficial Owner                             March 19, 2001         first column)         Outstanding
------------------------                             --------------         -------------         -----------
SVE Star Ventures Group(1).....................               0               2,834,216            16.9
   Possart Strasse No. 9
   81679 Munich, Germany
Dr. Meir Barel(2)..............................               0               2,861,994            17.1
Botti Brown Asset Management, LLC(3)...........               0               1,036,285             6.2
   One Montgomery Street, Suite 3300
   San Francisco, CA  94104
Donald S. Brown(4).............................               0               1,036,285             6.2
John D. Botti(5)...............................               0               1,036,285             6.2
Albert E. Paladino.............................          79,164                 157,206              *
Carol B. Armitage(6)...........................           4,000                   6,000              *
Allan M. Doyle, Jr.............................          22,500                  46,341              *
Robert C. Fleming(7)...........................          74,000                  86,947              *
David A. Norbury ..............................           6,000                  27,111              *
John L. Youngblood.............................         334,573                 360,403             2.11
Ransom D. Reynolds.............................          54,842                  91,007              *
Mervyn N. FitzGerald(8)........................           4,216                 117,716              *
Dennis C. Stempel..............................          27,655                  30,866              *
David L. Renauld...............................          23,837                  25,837              *
All executive officers and directors as a group
   (10 persons)................................         630,787                 949,434             5.5

---------------
*     Less than 1%.

(1) Represents (a) 1,111,111 shares held by Star Growth Enterprise, (b) 517,992 shares held by SVE Star Ventures Enterprises No. V, (c) 489,426 shares held by SVM Star Ventures Management GmbH Nr. 3 ("SVM 3"), (d) 91,963 shares held by SVE Star Ventures Management GmbH Nr. 3 & Co. Betelligungs KG Nr.

     2, and (e) 623,724 shares held by SVE Star Ventures Enterprises No. VII. SVM 3 manages the investments of these entities. Dr. Meir Barel is the sole director and principal owner of SVM 3. SVM 3 and Dr. Barel each have the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, the shares beneficially owned by the entities listed above. Dr. Barel disclaims beneficial ownership of the shares beneficially held by those entities, except for his pecuniary interest in those shares.
(2) Dr. Meir Barel is the sole director and principal owner of SVM 3. SVM 3 and Dr. Barel each have the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, the shares beneficially owned by the entities listed in note 1 above. Dr. Barel disclaims beneficial ownership of the shares beneficially held by those entities, except for his pecuniary interest in those shares. The shares listed represent the 2,834,216 shares beneficially held by the Star group described in note 1 above together with 27,778 shares held in trust for Dr. Barel by Interstock Anstalt, a Lichtenstein company. Dr. Barel's address is the same as the address for SVE Star Ventures Group.
(3) The number of shares beneficially held by Botti Brown Asset Management, LLC is based on information in a Schedule 13G filed on February 8, 2001 by Botti Brown Asset Management, LLC and written disclosure dated February 13, 2001 from Botti Brown Asset Management, LLC to us. Botti Brown Asset Management, LLC reported that it is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 1,036,285 shares of our common stock. It also reported that no individual client's holdings of this stock are more than five percent of the outstanding shares of our common stock.
(4) Botti Brown Asset Management, LLC reported that Mr. Brown is a controlling member. The shares listed represent the 1,036,285 shares beneficially held by Botti Brown Asset Management, LLC. Mr. Brown's address is the same as the address of Botti Brown Asset Management, LLC.
(5) Botti Brown Asset Management, LLC reported that Mr. Botti is a controlling member. The shares listed represent the 1,036,285 shares beneficially held by Botti Brown Asset Management, LLC. Mr. Botti's address is the same as the address of Botti Brown Asset Management, LLC.
(6) Ms. Armitage has joint ownership and voting and investment power with her husband of the 2,000 outstanding shares of our common stock.
(7) Mr. Fleming is a general partner and co-manager of Prism Venture Partners I, L.P. The shares listed include 74,000 shares that Prism Venture Partners I, L.P. may acquire upon exercise of warrants and vested options. Mr. Fleming disclaims beneficial ownership of the shares beneficially held by Prism Venture Partners I, L.P., except for his pecuniary interest in those shares. Mr. Fleming's address is c/o Prism Venture Management, Inc., 100 Lowder Brook Drive, Suite 2500, Westwood, MA 02090.
(8) Mr. FitzGerald was our Senior Vice President, Operations until December 2000. Of the shares held by Mr. FitzGerald, 68,500 may be repurchased by us. See "Material Relationships and Related Party Transactions."


                             EXECUTIVE COMPENSATION

           Summary Compensation. The following table summarizes the compensation earned for services rendered to us in all capacities during 2000 by our Chief Executive Officer and our other executive officers who earned more than $100,000 in salary and bonus during 2000. We refer to these executives as our "named executive officers" elsewhere in this proxy statement. The compensation summarized in this table does not include medical or other plan benefits that are available generally to all of our salaried employees or perquisites or other personal benefits that do not in the aggregate exceed the lesser of $50,000 or 10% of the officer's salary and bonus.



                                                     Summary Compensation Table
                                                          For 1999 and 2000

                                                                                                Long-Term
                                                                                              Compensation
                                                                                      --------------------------
                                                  Annual Compensation                            Awards
                                           -------------------------------------      --------------------------
                                                                                      Restricted       Securities
                                                                   Other Annual          Stock         Underlying         All Other
Name and                                    Salary     Bonus       Compensation         Award(s)         Options        Compensation
Principal Position                 Year       ($)       ($)             ($)               ($)              (#)             ($)(a)
------------------------------------------------------------------------------------------------------------------------------------
John L. Youngblood..............  2000     239,609     5,561              0                 0             53,580           2,114
   President and Chief            1999     221,529         0              0                 0            135,000           2,114
   Executive Officer
Ransom D. Reynolds..............  2000     171,010     4,754              0                 0             30,990           2,114
   Senior Vice President,         1999     156,423         0              0                 0             50,000           2,114
   Account Management
Mervyn N. FitzGerald(b).........  2000     176,440     4,531         25,533(c)              0             24,780             114(e)
   Vice President, Dallas         1999      53,183    38,464              0           225,000(d)           7,500              48(e)
   Wireless Technology and
   Design Center
Dennis C. Stempel...............  2000     151,083     2,062              0                 0             25,385           2,114
   Vice President, Chief          1999     143,987         0              0                 0             57,500           2,114
   Financial Officer and
   Treasurer
David L. Renauld(f).............  2000     150,491     3,243              0                 0             37,750          27,043(g)
   Vice President, Legal and      1999      14,819    15,000              0                 0             52,500              19(e)
   Corporate Affairs, Secretary
   and Clerk

------------------------
(a) Unless otherwise indicated, amounts in this column consist of matching amounts of $2,000 contributed by Telaxis to a defined contribution plan for the named executive officers and premiums on term life insurance of $114 paid by Telaxis.
(b)  Mr.  FitzGerald  became our Senior Vice President,  Operations in September
     1999.
(c) Represents reimbursement of interest on loan relating to restricted shares. See "Material Relationships and Related Party Transactions" above.
(d) Represents the dollar value of restricted shares issued to Mr. FitzGerald in 1999. See "Material Relationships and Related Party Transactions" above. The value of these 112,500 restricted shares as of December 31, 2000 was $203,962.50. These shares vested 20% on the date of grant and vest as to an additional 20% on each anniversary of the date of grant. Dividends will be paid on these restricted shares as and when dividends are paid on other outstanding shares of Telaxis' common stock.
(e)  Represents premiums on term life insurance paid by Telaxis.
(f) Mr. Renauld became our Vice President, Legal and Corporate Affairs and Secretary in November 1999.
(g) Represents reimbursement of relocation expenses of $24,929, matching amounts of $2,000 contributed by Telaxis to a defined contribution plan for Mr. Renauld, and premiums on term life insurance of $114 paid by Telaxis.



           Option Grants in 2000. The following table provides information regarding all options granted to our named executive officers in 2000. Amounts reported in the last two columns of the table represent hypothetical values that the holder could realize by exercising the options immediately before their expiration, assuming the value of our common stock appreciates at the specified compounded annual rates over the terms of the options. These numbers are calculated based on the SEC's rules and do not represent our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings will depend on the timing of exercise and the future performance of our common stock. We may not achieve the rates of appreciation assumed in this table, and the named executive officers may not receive the calculated amounts. This table does not take into account any appreciation or depreciation in the price of our common stock from the date of grant to the current date. The values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

                                                                          Option Grants in 2000

                                                               Individual Grants                                   Potential
                                       ----------------------------------------------------------------        Realizable Value at
                                                                                                                 Assumed Annual
                                         Number of       Percent of Total                                      Rates of Stock Price
                                        Securities           Options                                             Appreciation for
                                        Underlying          Granted to         Exercise                           Option Term
                                          Options          Employees in         Price       Expiration       -----------------------
            Name                         Granted (#)      Fiscal Year (%)      ($/Share)       Date          5% ($)         10% ($)
            ----                         -----------      ---------------      ---------       ----          ------         -------
John L. Youngblood..................        12,185              0.81              40.25     4/18/10          308,439        781,645
                                             3,115              0.21              28.50     7/20/10           55,832        141,488
                                            38,280              2.55               1.44    12/19/10           34,667         87,852
Ransom D. Reynolds..................         4,210              0.28              40.25     4/18/10          106,568        270,064
                                               790              0.05              28.50     7/20/10           14,160         35,883
                                            25,990              1.73               1.44    12/19/10           23,537         59,647
Mervyn N. FitzGerald................         2,890              0.19              40.25     4/18/10           73,155        185,388
                                             1,595              0.11              28.50     7/20/10           28,588         72,448
                                            20,295              1.35               1.44    12/19/10           18,379         46,577
Dennis C. Stempel...................         1,515              0.10              40.25     4/18/10           38,349         97,184
                                               245              0.02              28.50     7/20/10            4,391         11,128
                                            23,625              1.57               1.44    12/19/10           21,395         54,219
David L. Renauld....................         2,000              0.13              40.25     4/18/10           50,626        128,296
                                               685              0.05              28.50     7/20/10           12,278         31,114
                                            12,000              0.80               6.83     9/19/10           51,544        130,623
                                            23,065              1.54               1.44    12/19/10           20,888         52,934

           All options were granted at fair market value on the date of grant as determined by our board of directors. The board of directors determined the fair market value of our common stock based on the trading value of our stock on the date of grant.

           Each of these options with an expiration date of April 18, 2010 or July 20, 2010 vests over a four-year period, vesting as to 20% of the shares that may be purchased under the option on the date of grant and as to an additional 20% on each anniversary of the date of grant until the option has fully vested. All these options become fully vested upon the occurrence of any of the following events:

           o   a merger or consolidation of our company with any other company

           o   the sale of substantially all of our assets

           o the sale of more than 50% of our outstanding stock to an unrelated person or group

           Each of these options with an expiration date of September 19, 2010 or December 19, 2010 vests over a four-year period, vesting as to 25% of the shares that may be purchased under the option on the first anniversary of the date of grant and as to 6.25% of the shares that may be purchased under the option on the first day of each January, April, July and October following the first anniversary of the date of grant until the option has fully vested. Half of the unvested options that would have vested on each vesting date become fully vested upon the occurrence of any of the following events:

           o   a merger or consolidation of our company with any other company

           o   the sale of substantially all of our assets

           o the sale of more than 50% of our outstanding stock to an unrelated person or group

           All stock options granted to the named executive officers in 2000 terminate on the earliest of:

           o three months after the date of termination of the executive's employment if he ceases to be employed by us except as a result of his death or disability

           o   one year after his death or disability

           o   10 years from the date of grant


           Fiscal Year-End Option Values. The following table provides information regarding the value of all unexercised options held by the named executive officers at the end of 2000. The value of unexercised in-the-money options represents the difference between the fair market value of our common stock on December 31, 2000 ($1.81) and the option exercise price, multiplied by the number of shares underlying the option. For purposes of stock option exercises that occurred before the initial public offering of our common stock in February 2000, we have assumed the fair market value of our common stock to be $17.00, the initial public offering price. For purposes of stock option exercises that occurred after the initial public offering of our common stock in February 2000, we have assumed the fair market value of our common stock to be the closing price on the day of exercise.



                                                  2000 Aggregated Option Exercises
                                                  and Fiscal Year-End Option Values


                                                                  Number of Shares of
                                                               Common Stock Underlying            Value of Unexercised In-
                                                                 Unexercised Options at             the-Money Options at
                            Shares            Value                Fiscal Year-End (#)                  Fiscal Year-End ($)
                           Acquired on       Realized         -----------------------------       -----------------------------
              Name         Exercise (#)        ($)(a)         Exercisable     Unexercisable       Exercisable     Unexercisable
              ----         ------------        ------         -----------     -------------       -----------     -------------
John L. Youngblood......           0                0            302,736         173,345          201,218            46,798
Ransom D. Reynolds......      71,665        1,137,893             31,000          87,990            8,130            32,458
Mervyn N. FitzGerald....           0                0              3,897          28,383                0             7,570
Dennis C. Stempel.......      12,000          192,000             21,352          67,533            8,130            29,950
David L. Renauld........       1,100           16,063             23,437          65,713                0             8,603

-------------------------------
(a) For purposes of stock option exercises that occurred before the initial public offering of our common stock in February 2000, we have assumed the fair market value of our common stock to be $17.00, the initial public offering price. For purposes of stock option exercises that occurred after the initial public offering of our common stock in February 2000, we have assumed the fair market value of our common stock to be the closing price on the day of exercise.

Employment Agreements and Change-of-Control Provisions

           In January  1994, we entered into an  employment  agreement  with Dr.
Youngblood. In December 2000, we revised the employment agreement with Dr. Youngblood and entered into employment agreements with Mssrs. Reynolds, Stempel and Renauld, all having substantially the same terms. Each employment agreement has an original term of 24 months and then renews automatically on a quarterly basis, provided that the agreement has not terminated before the renewal date. The annual compensation for each officer is initially set at an annual base salary in the following amount: Dr. Youngblood - $255,216, Mr. Reynolds - $173,264, Mr. Stempel - $157,497, and Mr. Renauld - $153,774. We currently furnish Dr. Youngblood with a company automobile at our expense. Mssrs. Reynolds, Stempel and Renauld are entitled to an annual car allowance of $7,800. Each of Dr. Youngblood and Mssrs. Reynolds, Stempel and Renauld are entitled to receive severance payments for a minimum of six months and a maximum of 24 months after termination of his employment depending on the circumstances under which his employment terminates. If we terminate an officer's employment for cause, he will not be entitled to severance payments. The maximum 24-month severance period will only apply if we terminate an officer's employment without cause after we undergo a "change of control" that was not approved by a majority of our board of directors. A "change of control" is defined in each employment agreement to include the completion of a merger or consolidation of Telaxis with any other entity (other than a merger or consolidation in which Telaxis is the surviving entity and is owned at least 50% collectively by persons who were stockholders of Telaxis before the transaction), the sale of substantially all of Telaxis' assets to another entity, any transaction that results in a person or group holding 50% or more of the combined voting power of Telaxis' outstanding securities or changes to Telaxis' board of directors that result in the persons who were either directors on the date of the employment agreement or their nominated successors no longer comprising a majority of the board.

           Under the stock option agreements, a large portion of the unvested options held by Dr. Youngblood and Mssrs. Reynolds, FitzGerald, Stempel, and Renauld will vest and become immediately exercisable upon the occurrence of any of the following events:

           o   our merger or consolidation with another company,

           o   the sale of substantially all of our assets to another company

           o the sale of more than 50% of our outstanding capital stock to an unrelated person or group

Director Compensation

           We pay all non-employee directors:

           o   a $10,000 annual retainer for serving on the board

           o a $2,000 annual retainer for serving as chairman of a standing committee of the board

           o   $1,000 for each board meeting attended in person

           o   $500 for each committee meeting attended in person

           We will also reimburse our non-employee directors for reasonable expenses incurred in attending meetings of the board of directors and its committees.

           In addition to cash compensation, we intend to grant:

           o a non-qualified stock option to purchase 12,000 shares of our common stock that vests in three equal annual installments beginning on the date of grant to each new non-employee director elected or appointed to the board

           o a fully vested, non-qualified stock option to purchase 9,000 shares of our common stock to each incumbent non-employee director immediately following each annual meeting of stockholders, as long as the director has served at least one year before the date of the annual meeting and continues to serve as a director after the meeting

           In 2000, we paid Dr. Paladino a retainer of $60,000 for his services as chairman of the board of directors of our company. We also paid Dr. Paladino a bonus of $299 during 2000 in recognition of his active role as chairman of the board of directors of our company.

           In June 2000, we granted an option to purchase 9,000 shares of our common stock at $31.28 per share to Dr. Paladino, Mr. Doyle, and Prism Venture Partners (in lieu of the grant to Mr. Fleming). In April 2000, we granted Dr. Paladino an option to purchase 2,440 shares of our common stock at $40.25 per share, in recognition of his active role as chairman of the board of directors of our company. In July 2000, we granted Dr. Paladino an option to purchase 625 shares of our common stock at $28.50 per share, in recognition of his active role as chairman of the board of directors of our company. In October 2000, we granted an option to purchase

12,000 shares of our common stock at $4.50 per share to Ms. Armitage as a newly appointed director.

Compensation Committee Interlocks and Insider Participation

           The board of directors has a compensation committee consisting of four of our directors-Drs. Paladino and Youngblood and Messrs. Doyle and Fleming. Dr. Youngblood, our President and Chief Executive Officer, served as a member of our compensation committee during 2000. Dr. Youngblood participated in discussions regarding the compensation of our executive officers. None of our executive officers or members of our board of directors serves as a member of the board of directors or compensation committee of any other entity that has an executive officer serving as a member of our board of directors or compensation committee, except that Dr. Paladino serves as a member of the board of directors and of the compensation committee of RF Micro Devices, of which Mr. Norbury, one of our directors, is President and Chief Executive Officer.

          Board Compensation Committee Report on Executive Compensation

Overall Policy

           Our executive compensation program is designed to be closely linked to corporate performance and return to stockholders by linking a significant portion of executive compensation to our success. The overall objectives of this strategy are to provide competitive salaries necessary to attract and retain the highest quality talent, to reward performances that accomplish our goals and priorities, and to provide incentives that link the executive officers' opportunities for financial reward with that of the stockholders.

           The   Compensation   Committee   is   responsible   for  setting  and
administering the policies that govern the compensation of our executive officers. Generally, the three principal components of the compensation program for executive officers are base salary, bonus and equity-based incentives (typically stock options), although awards are not necessarily granted in all three categories every year. In reaching decisions on compensation, the Compensation Committee also takes into account the full compensation package provided by Telaxis to the officers, including severance plans, insurance, and benefits generally available to all employees of Telaxis.

           This report addresses our compensation policies as they relate to compensation reported for 2000.

Salary Administration

           The ranges of appropriate base salaries for executives are determined based in part on analysis of salary data on positions of comparable responsibility within the telecommunications industry. Salaries of executive officers are reviewed annually, and any adjustments are made by evaluating the performance of Telaxis and of each executive officer and taking into account any change in the executive's responsibilities. Exceptional performances are generally compensated with performance-related bonuses rather than raising base salaries, reflecting the Compensation Committee's increasing emphasis on linking pay to performance criteria.

Bonus Program

           Executives are eligible to receive bonuses based on the overall performance of Telaxis and based on individual achievement. Bonuses are awarded based upon the recommendation of the Chief Executive Officer and the Compensation Committee's evaluation of the executive officer's achievement of his or her goals. In 2000, the Compensation Committee awarded cash bonuses totaling $14,590 in the aggregate to the named executive officers, other than Dr. Youngblood. See "Executive Compensation - Summary Compensation Table in 1999 and 2000."

Stock Option Program

           Under our active stock plans, we may grant stock options and stock appreciation rights to any or all of our directors, employees, officers, and consultants. The Compensation Committee believes that long-term incentive awards, such as stock options, link the executive's opportunity for financial reward with that of the stockholders, in that the value of an executive's stock options increases as the value of the stockholders' stock increases. The
Compensation Committee granted options to executive officers in order to continue to incentivize the officers towards the achievement of our long-term goals.

           In 2000, the Compensation Committee granted options for 118,905 shares of our common stock in the aggregate to the named executive officers, other than Dr. Youngblood. See "Executive Compensation - Option Grants in 2000."

Compensation of the Chief Executive Officer

           Dr. Youngblood's 2000 base compensation was pursuant to an employment contract negotiated with Telaxis in 1994 as revised in December 2000. In 2000, the Compensation Committee elected to increase Dr. Youngblood's base compensation by approximately sixteen percent (16%). This increase was both a market adjustment for Dr. Youngblood's salary and a merit increase. The Compensation Committee's determination of the amount of Dr. Youngblood's bonus was made after a review of the achievement of Dr. Youngblood's goals for the year and was based on our 2000 bonus plan in which substantially all of our employees participated. The Compensation Committee awarded Dr. Youngblood a cash bonus totaling $5,561 in 2000. See "Executive Compensation - Summary Compensation Table in 1999 and 2000." Under our active stock plans, Dr. Youngblood was granted options for 53,580 shares of our common stock in 2000. See "Executive Compensation - Option Grants in 2000."

Policy Regarding Section 162(m) of the Internal Revenue Code

           Section 162(m) of the Internal Revenue Code limits Telaxis' ability to deduct, for income tax purposes, compensation in excess of $1.0 million paid to the chief executive officer and the four most highly compensated officers of Telaxis (other than the chief executive officer) in any year, unless the compensation qualifies as "performance-based compensation." The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by Telaxis while simultaneously providing officers of Telaxis with appropriate rewards for their performance. The aggregate base salaries and bonuses of each of Telaxis's officers have not historically exceeded, and are not in the foreseeable future expected to exceed, the $1.0 million limit, and options under Telaxis' active stock plans are intended to qualify as performance-based compensation.

                             Compensation Committee
                          Albert E. Paladino, Chairman
                               Allan M. Doyle, Jr.
                                Robert C. Fleming
                               John L. Youngblood


                             STOCK PERFORMANCE GRAPH

           The graph below provides an indicator of the cumulative total shareholder return for our common stock for the period beginning on the date of the initial public offering of our common stock (February 2, 2000) through the end of our most recently-completed fiscal year (December 31, 2000), as compared to the returns of (i) The Nasdaq Stock Market (U.S.) and (ii) the Nasdaq Electronic Components Stocks Index during the same period. The graph assumes that $100 was invested on February 2, 2000 in our common stock (at the initial offering price of $17.00) and in The Nasdaq Stock Market (U.S.) and the Nasdaq Electronic Components Stocks Index and that, as to the indices, dividends were reinvested. We have not, since our inception, paid any dividends on our common stock.




           [GRAPHIC-GRAPH PLOTTED TO DATA POINTS LISTED ON NEXT PAGE]

--------------------------------------------------------------------------------
                                   February 2, 2000          December 31, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Telaxis                                  $100                     $10.66
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Nasdaq Stock Market (U.S.)               $100                     $60.46
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Nasdaq Electronic Components             $100                     $67.72
--------------------------------------------------------------------------------


                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

           Section 16(a) of the Exchange Act now requires our directors and executive officers and persons who own more than ten percent of our common stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock of Telaxis. Each Reporting Person is required by SEC regulation to furnish us with copies of such Section 16(a) reports. Based on our records and other information, we believe that all of these filing requirements were met with respect to our last fiscal year (which ended on December 31, 2000), except that (i) Ms. Armitage was late in filing a Form 4 for the month of November which reported one transaction and (ii) Mr. Fleming was late in filing a Form 4 for the month of December which reported one transaction.


                         INDEPENDENT PUBLIC ACCOUNTANTS

           The firm of Pricewaterhouse Coopers LLP, independent certified public accountants, served as auditors for the fiscal year ended December 31, 2000. We have selected PricewaterhouseCoopers LLP, independent certified public accountants, as our auditors for the fiscal year ending December 31, 2001. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees

           The aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with their audit of our annual financial statements for 2000 and their review of our interim financial statements included in our quarterly reports on Form 10-Q for 2000 were approximately $178,000.

Financial Information Systems Design and Implementation Fees

           During 2000, PricewaterhouseCoopers LLP rendered no professional services relating to the design and implementation of our financial information systems.

All Other Fees

           The   aggregate   fees   for   all   other   services   rendered   by
PricewaterhouseCoopers LLP to us during 2000 were approximately $554,000, including approximately $486,000 in fees for services related to our initial public offering.

                              SHAREHOLDER PROPOSALS

           Any shareholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to our 2002 annual meeting of stockholders is required to submit such proposal to our Clerk at 20
Industrial Drive East, South Deerfield, Massachusetts 01373 on or before December 13, 2001.

           Any shareholder that intends to present a proposal that will not be included in the proxy statement for our 2002 annual meeting must submit such proposal to our Clerk at 20 Industrial Drive East, South Deerfield, Massachusetts 01373 on or before February 26, 2002. Proposals submitted after that date will be considered untimely.

                                  OTHER MATTERS

           The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                              By order of the Board of Directors



                                              /s/ David L. Renauld
                                              -----------------------
April 12, 2001                                David L. Renauld, Clerk

                                   APPENDIX A

                       Telaxis Communications Corporation

                             Audit Committee Charter

Overall Mission
---------------

The Audit  Committee  ("Committee")  is a  committee  of the Board of  Directors
("Board"). The committee will assist the Board in fulfilling its oversight responsibilities by reviewing the financial reporting process, the system of internal control, the audit process, and the company's process for monitoring compliance with laws and regulations and with the code of conduct. In performing its duties, the committee will maintain effective working relationships with the Board, management, and the external auditors and provide an open avenue of communication. To effectively perform his or her role, each committee member will obtain an understanding of the detailed responsibilities of committee membership as well as the company's business operations and risks.

Organization
------------

The Committee shall consist of at least two independent members of the Board (at least three independent members from and after June 14, 2001). Committee members and a Committee Chair shall be appointed by the full Board. The Committee shall meet at least two times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as deemed necessary to conduct it duties. The Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities and to retain independent counsel, accountants, or others to assist in the conduct of such investigation.

Roles and Responsibilities
--------------------------

                                Internal Control
The Committee shall:

o    Evaluate  whether  management is setting the appropriate tone at the top by
     communicating   the  importance  of  internal  control  and  ensuring  that management possesses an understanding of their roles and responsibilities;

o Focus on the extent to which the external auditors review computer systems and applications, the security of such systems and applications, and the contingency plan for processing financial information in the event of a system breakdown;

o Gain an understanding of whether internal control recommendations made by the external auditors have been implemented by management; and

o Ensure that the external auditors keep the Committee informed about any instances of fraud, illegal acts, or deficiencies in internal control that they become aware of in performing their role.

                               Financial Reporting

The Committee shall:

o Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements;

o Review the annual financial statements, Management's Discussion and Analysis, and other sections of the annual report before its release and determine whether they are complete and consistent with the information known to the Committee members;

o Pay particular attention to complex and/or unusual transactions and areas requiring judgment to be made by management;

o Meet with management and the external auditors to review the financial statements, the quality of the company's accounting principles as applied to its financial reporting, and the results of the audit; and

o Consider management's handling of proposed audit adjustments identified by the external auditors.

                          Interim Financial Statements

The Committee (or the Committee chairperson individually) shall:

o Review the interim financial statements to gain insight into variances between actual financial results and budgeted or projected results as well as significant, unusual or complex transactions; and

o Meet with management and the external auditors (either in person or telephonically) to review the interim financial statements and the results of the review before its release.

        Compliance with Laws and Regulations and with the Code of Conduct

The Committee shall:

o Periodically obtain updates from management and legal counsel regarding compliance;

o Review findings of any regulatory and compliance agencies including the Securities and Exchange Commission and the Internal Revenue Service;

o Ensure that a code of conduct is formalized and that employees are made aware of it; and

o Periodically obtain updates from management and legal counsel regarding compliance.

                                 External Audit

The Committee shall:

o    Review the external auditors' proposed audit scope and approach;

o Review the performance of the external auditors and recommend to the Board the appointment or discharge of the external auditors; and

o Review and confirm the independence of the external auditors including obtaining written documentation from the external auditors and having specific discussions about matters which may impact the external auditors' objectivity and independence.

                             Other Responsibilities

The Committee shall:

o Meet with the external auditors and management in separate executive sessions as appropriate to discuss any matters that the Committee or these groups believe should be discussed privately;

o Review the policies and procedures in effect for considering officers' expense and perquisites;

o    Perform other oversight functions as requested by the Board;

o Review and reassess the charter at least annually and submit any changes to the Board for approval; and

o Regularly update the Board about Committee activities and make appropriate recommendations.

   PLEASE MARK VOTES
X  AS IN THIS EXAMPLE

                                 REVOCABLE PROXY
                       TELAXIS COMMUNICATIONS CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints John L. Youngblood and David L. Renauld, and each or any one of them, as proxies of the undersigned, with full power of substitution, to represent and vote, as directed below, all of the shares of stock of Telaxis Communications Corporation (the "Company") held of record by the undersigned at the close of business on March 19, 2001 at the Annual Meeting of the Stockholders of the Company to be held on May 16, 2001, or at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present, as follows:

ITEM 1: To vote to elect the following Class II director to hold office until the annual meeting of stockholders in 2004 and thereafter until her successor shall be duly elected and qualified or her earlier death, resignation or removal: Carol B. Armitage

                                                For All
             For              Withhold          Except
             [_]                [_]               [_]

     The shares represented by this proxy will be voted as directed. If no directions are given, the shares represented by this proxy will be voted FOR the proposal in Item 1.

     This proxy also confers authority to vote the shares represented hereby on whatever other business may properly be brought before the meeting or any postponement or adjournment thereof. The Board of Directors at present knows of no other business to be brought before the meeting, but if any other business is properly brought before the meeting, the shares represented by this proxy will be voted in accordance with the best judgment of the persons named in this proxy.

     The undersigned hereby revoke(s) all other proxies previously given by the undersigned in connection with this meeting.

     Please sign exactly as your name appears on the stock certificates. If stock is jointly held, each joint owner should sign. If signing for a corporation or a partnership, or as attorney or fiduciary, indicate your full title. If more than one fiduciary is involved, all should sign.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED AND MAY BE WITHDRAWN IF YOU ELECT TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON.


                                       _________________________________________
  Please be sure to sign and date      Date
   this Proxy in the box below.
________________________________________________________________________________



________Stockholder sign above_________Co-holder (if any) sign above____________


=> Detach above card, sign, date and mail in postage paid envelope provided. =>

                       TELAXIS COMMUNICATIONS CORPORATION

--------------------------------------------------------------------------------
                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY
--------------------------------------------------------------------------------

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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